Exhibit (16)

POWER OF ATTORNEY
Market Vectors ETF Trust

          KNOW ALL MEN BY THESE PRESENTS, that each of the persons whose name appears below hereby nominates, constitutes and appoints Joseph J. McBrien and Jonathan R. Simon (with full power to each of them to act alone) his or her true and lawful attorney-in-fact and agent, for him or her and on his or her behalf and in his or her place and stead in any way and all capacities, to make, execute and sign any registration statement on Form N-14 and any Schedule TO for the Market Vectors ETF Trust (the “Trust”), and any amendments, exhibits or supplements thereto, with all other documents in connection therewith, under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Investment Company Act of 1940, as amended, and all related requirements of the Securities and Exchange Commission (the “SEC”), and to file the same with the SEC, any state securities regulator, any self-regulatory organization or any other governmental or official body (including, without limitation, agencies, commissions and authorities) and any other regulatory authority having jurisdiction over the offer and sale of shares of the Trust, granting unto said attorneys and each of them, full power of substitution and re-substitution and full power and authority to perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as each of the undersigned himself or herself might or could do.

          IN WITNESS WHEREOF, the undersigned have hereunto set their hands this 30th day of June 2011.

/s/ Jan F. van Eck	/s/ David H. Chow
Jan F. van Eck	David H. Chow
President, Chief Executive	Trustee
Officer and Trustee

/s/ Richard D. Stamberger	/s/ R. Alastair Short
Richard D. Stamberger	R. Alastair Short
Trustee	Trustee

/s/ Bruce J. Smith
Bruce J. Smith
Chief Financial Officer